Exhibit 99.1

FSP 303 East Wacker Drive Corp.

September 25, 2018

To: Holders of Preferred Stock of FSP 303 East Wacker Drive Corp. (the “Company” or “we”)

Re: Sale of the Company’s Property

This special communication is to inform you that, on September 24, 2018, the Company completed the sale of the Company’s property located in Chicago, Illinois to a third party for a gross sale price of $182,000,000. This special communication is also to inform you, in accordance with Section 228 of the General Corporation Law of the State of Delaware, that on August 17, 2018, the requisite number of stockholders of the Company approved such sale and the subsequent dissolution of the Company and adoption of the Plan of Dissolution (as defined below).

Earlier today, the Company filed its certificate of dissolution with the Secretary of State of the State of Delaware, pursuant to the plan of dissolution previously approved by the Board of Directors and stockholders of the Company (the “Plan of Dissolution”). The Plan of Dissolution was described in the information statement dated July 27, 2018 and mailed to all holders of preferred stock of the Company on or about July 31, 2018 (the “Information Statement”). The certificate of dissolution will become effective as of the close of business today, at which time the Company’s stock transfer books will be closed. Following the filing of the certificate of dissolution, the Company will wind up its business in accordance with the Plan of Dissolution. The Information Statement can be accessed on the SEC’s website via the link below:

https://www.sec.gov/Archives/edgar/data/1431766/000117152018000346/eps8076.htm

In accordance with the Plan of Dissolution, the Company also will transfer later today all of its assets to FSP 303 East Wacker Drive Corp. Liquidating Trust (the “Liquidating Trust”), and the Liquidating Trust will assume all of the Company’s obligations and liabilities. The assets transferred to the Liquidating Trust will include the net proceeds from the sale of the property and any free cash remaining in the Company’s operating accounts. On or about September 27, 2018, the Liquidating Trust expects to make an initial liquidating distribution in the amount of $71,500 per share of preferred stock to holders of record as of the close of business on September 25, 2018, who are deemed to be beneficiaries (“Beneficiaries”) of the Liquidating Trust.

The Company will be mailing tax IRS Forms 1099 to stockholders on or about January 31, 2019.

01 Edgewater Place - Wakefield, MA 01880-6207 - 800-950-6288

FSPInvestments@fspreit.com

Pursuant to Delaware law, the Liquidating Trust will retain the reserves deemed necessary to settle its outstanding obligations and fund future expenses in connection with carrying out the Plan of Dissolution, and anticipates making one or more future liquidating distributions to Beneficiaries to the extent it determines there are excess funds to make further distributions. As disclosed in the Information Statement, Delaware law requires that the Company continue to exist for at least a three-year period to wind up its activities. During that time, we anticipate that the Liquidating Trust will make one or more additional liquidating distributions to Beneficiaries in amounts and on dates to be determined. However, there can be no assurance that there will be sufficient funds available to make any such future liquidating distributions.

We anticipate that you will receive a report of the determination of net liquidating proceeds per share of preferred stock on or about November 7, 2018.

Please feel free to contact our Investor Services group (800-950-6288) and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Relations; Lara Ryan, Investor Services Manager; or Michelle Sullivan, Investor Services Specialist, with any questions you may have.

/s/ George J. Carter

George J. Carter

Chief Executive Officer – FSP 303 East Wacker Drive Corp.

Safe Harbor for Forward-Looking Statements

Statements in this letter regarding the amount or timing of liquidating distributions and any other statements about the Company managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the amount of unknown or contingent liabilities and the other factors described in the Information Statement. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this letter.